Exhibit 99.1

MV Oil Trust

MV Oil Trust Announces Trust First Quarter Distribution

MV OIL TRUST

BNY Mellon Trust Company, N.A., Trustee

NEWS

RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, April 7, 2010 — MV Oil Trust (NYSE Symbol — MVO) announced the Trust distribution of Net Profits for the first quarterly payment period ended March 31, 2010.

Unitholders of record on April 15, 2010 will receive a distribution amounting to $6,957,500 or $0.605 per unit payable April 23, 2010.

Volumes, price and Net Profits for the payment period were:

Volume (BOE)	238,189
Proceeds (BOE)	$61.23
Gross Proceeds	$14,583,349
Costs	$5,645,270
Net Profits	$8,938,079
Percentage applicable to Trust’s 80%
Net Profits Interest	$7,150,463

Gross Hedge Proceeds	$0
Percentage applicable to Trust 80%
Net Hedge Proceeds	$0

Total cash proceeds available for the Trust	$7,150,463
Provision for estimated Trust expenses	$(192,963)
Net cash proceeds available for distribution	$6,957,500

This distribution does not include any amount for collection of the SemCrude, L.P. / Eaglwing, L.P. payment for the twenty-day period prior to their bankruptcy in July, 2008 (“Twenty-Day Claims”) as MV Partners, LLC had not received payment of any such funds as of March 31, 2010. MV Partners currently anticipates receipt of payment for its Twenty-Day Claims to occur during April 2010. Any such proceeds collected during the second quarter of 2010 will be used in the calculation of net proceeds attributable to the net profits interest of the Trust for the second quarter and will accordingly be distributed by MV Partners to the Trust in the regularly scheduled quarterly distribution in July 2010. The proceeds from the sale of oil volumes of MV Partners during June 2008 are still pending the outcome of the SemCrude bankruptcy proceedings.

This press release contains forward-looking statements. Although MV Partners, LLC has advised the Trust that MV Partners, LLC believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, and other risk factors described in the Trust’s Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	MV Oil Trust
BNY Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599

919 Congress Avenue, Austin, TX 78701